FORM 8-K
                         CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report:                August 22, 1997

                 (Date of earliest event reported)



                              RYMER FOODS INC.

            (Exact name of registrant as specified in its charter)


        Delaware                                     36-1343930

        (State of Incorporation                      (I.R.S. Employer
          or Organization)                          Identification No.)



        4600 S. Packers Avenue, Suite 400, Chicago, Illinois 60609

        (Address of principal executive offices)         (Zip Code)



                                  (773) 927-7777

                  (Registrant's telephone no., including area code)



                                   NOT APPLICABLE

        (Former name or former address, if  changed since last report)

Item 3.     Bankruptcy or Receivership

     On August 21, 1997, Rymer Foods Inc.'s prepackaged Chapter 11 plan of reorganization was confirmed by the Bankruptcy Court for the Northern District of Illinois.

     Under the Prepackaged Plan as confirmed, Rymer will implement a 25 into 1 reverse stock split and will issue up to 4,300,000 shares of new common stock to the holders of its senior notes and other unsecured creditors, its stockholders, and members of its senior management; and all senior notes will be eliminated. Immediately following consummation of the Prepackaged Plan, prior holders of the senior notes and other unsecured creditors will own 80% of the issued and outstanding new common stock, the prior stockholders will own 10%, and Rymer senior management will own 10% of Rymer. Rymer expects to complete the restructuring and issue the new common shares by the end of September.


Item 7.(c)  Exhibits

     99.1 Rymer Foods Inc. News Release dated August 22, 1997.


          RYMER FOODS INC.'S PLAN OF REORGANIZATION CONFIRMED





August 22, 1997                          FOR IMMEDIATE RELEASE


   Chicago, IL - Rymer Foods Inc.'s (OTCBB: RYMRQ) prepackaged Chapter 11 plan of reorganization was confirmed on August 21, 1997 by the Bankruptcy Court for the Northern District of Illinois. The bankruptcy proceedings were completed 45 days after the original filing on July 8, 1997.

   Rymer Foods Inc. is the holding company for Rymer Meat Inc., a Chicago-based portion controlled meat company that provides frozen, pre-seasoned meat and tailored programs to restaurants and institutional food service providers. Rymer Meat was not involved in the Chapter 11 filing and has continuously operated without interruption.

   Under the Prepackaged Plan as confirmed, Rymer Foods Inc. will implement a 25 into 1 reverse stock split and issue up to 4,300,000 shares of new common stock. All 11% senior notes will be eliminated in exchange for new common stock. Rymer Foods Inc. expects to complete the restructuring and issue the new common stock by the end of September.

   Mr. P. E. Schenk, Rymer Foods Inc.'s Chief Executive Officer, commented that, "All of us here at Rymer are extremely pleased to have this necessary step accomplished and look forward to growing the business with the benefit of a healthy balance sheet."

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   RYMER FOODS INC.



Date:  August 29, 1997                 By:      /s/ Edward M. Hebert

                                       Edward M. Hebert
                                       Senior Vice President,
                                       Chief Financial Officer
                                       and Treasurer